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SUN HEALTHCARE GROUP, INC. TO RETAIN
SUNDANCE REHABILITATION BUSINESS

Irvine, Calif. (Jan. 29, 2004) - Sun Healthcare Group, Inc. (OTC:SUHG.OB) today announced that it has terminated its agreement with AEGIS Therapies, Inc., a wholly-owned subsidiary of Beverly Enterprises, Inc., under which AEGIS would have acquired the rehabilitation business conducted by SunDance Rehabilitation Corporation and SunDance Rehabilitation Agency, Inc. Sun noted that it was unable to reach agreement with AEGIS on various aspects of the transaction that were conditions to closing.

Richard K. Matros, Chairman and Chief Executive Officer of Sun Healthcare, said, "Although we are not moving ahead with the sale of SunDance, our plan to restructure the company is in no way harmed since we anticipate accessing other financial resources sufficient to complete our portfolio restructuring and operate the company going forward. The company is not currently compelled to sell the therapy business and retaining it is expected to be accretive to earnings in 2004. We look forward to the continued operation and potential growth of SunDance Rehabilitation Corporation."

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Sun Healthcare Group, Inc., with Executive Offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, home care and other ancillary services for the healthcare industry.

Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: continued funding of the Company by its lenders while the Company remains in default under its loan agreement; the ability to complete asset sales on a timely basis to provide liquidity to complete its restructuring; changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; our ability to complete a restructuring of the Company to create a viable entity; and the potential impact an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2002, and other public filings made with the Securities and Exchange Commission, copies of which are available at Sun's website at www.sunh.com.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.